Exhibit 10.2

EXECUTION VERSION

EARN-OUT AGREEMENT

by and among

STEVEN MADDEN, LTD.,

BIG BUDDHA, INC.,

and

JEREMY BASSAN

Dated as of February 10, 2010

EARN-OUT AGREEMENT

This EARN-OUT AGREEMENT (this “Agreement”), dated as of February 10, 2010 and effective as of the Closing Date (as defined below), if one occurs, is entered into by and among Steven Madden, Ltd., a Delaware corporation (“Purchaser”), Jeremy Bassan (“Seller”) and Big Buddha, Inc., a California corporation (the “Company”).

RECITALS

WHEREAS, concurrently herewith, Seller and Purchaser are entering into that certain Stock Purchase Agreement, dated as of the date hereof (as amended from time to time in accordance with its terms, the “Stock Purchase Agreement”), pursuant to which Purchaser shall purchase all of the issued and outstanding shares of capital stock of the Company from Seller; and

WHEREAS, pursuant to Section 2.2(a) of the Stock Purchase Agreement, Seller shall be entitled to receive certain earn-out purchase price payments, subject to the terms and conditions of this Agreement, in respect of each Earn-Out Year (as defined below).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1.   Definitions.  As used in this Agreement, the following terms shall have the meanings indicated:

“2010 Contingent Purchase Price Payment” shall have the meaning set forth in Section 2(a) hereof.

“2011 Contingent Purchase Price Payment” shall have the meaning set forth in Section 2(b) hereof.

“2012 Contingent Purchase Price Payment” shall have the meaning set forth in Section 2(c) hereof.

“2010 Earn-Out Year” shall mean the twelve month period beginning on April 1, 2010 and ending on March 31, 2011.

“2011 Earn-Out Year” shall mean the twelve month period beginning on April 1, 2011 and ending on March 31, 2012.

“2012 Earn-Out Year” shall mean the twelve month period beginning on April 1, 2012 and ending on March 31, 2013.

“AAA” shall mean the American Arbitration Association.

“Advance Payment” shall have the meaning set forth in Section 4(b) hereof.

“Affiliate” with respect to any Person shall mean any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such specified Person.  For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.  In the case of any Person who is an individual, such Person’s Affiliates shall include such Person’s spouse, siblings, parents, children, grandchildren, and trusts for the benefit of any of the foregoing.

“Agreement” shall have the meaning set forth in the preamble.

“Applicable Contingent Purchase Price Payment Date” shall have the meaning set forth in Section 4 hereof.

“Board of Directors” shall have the meaning set forth in Section 7(a) hereof.

“Business Day” means any day that is not a Saturday or Sunday or a legal holiday on which banks are authorized or required by law to be closed in New York, New York.

“Cause” shall have the meaning set forth in the Employment Agreement.

“Change of Control” shall mean any transaction, event or occurrence or series of transactions, events or occurrences resulting in (a) one or more Persons or group of Persons becoming the beneficial owner (as such term defined in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, as ended) of in excess of 50% of the voting securities of Purchaser, (b) the voluntary or involuntary liquidation, dissolution or other winding up of the affairs of Purchaser, or (c) the sale of all or substantially all of the assets of Purchaser.

“Closing Date” shall have the meaning set forth in the Stock Purchase Agreement.

“Company” shall have the meaning set forth in the preamble.

“Contingent Purchase Price Payment” shall mean each of the 2010 Contingent Purchase Price Payment, the 2011 Contingent Purchase Price Payment and the 2012 Contingent Purchase Price Payment.

“Contingent Purchase Price Statement” shall have the meaning set forth in Section 3(a) hereof.

“Dispute” shall have the meaning set forth in Section 18 hereof.

“Dispute Notice” shall have the meaning set forth in Section 3(b) hereof.

“Disputing Party” shall have the meaning set forth in Section 18 hereof.

“Earn-Out Year” shall mean each of the 2010 Earn-Out Year, the 2011 Earn-Out Year and the 2012 Earn-Out Year.

“EBITDA” shall mean the Company’s (a) Net Sales, less, without duplication, the sum of (i) cost of sales, (ii) selling and distribution expenses (for the avoidance of doubt, including co-op advertising expenses, but excluding the expenses specifically provided for in clause (a)(v) of this definition), (iii) design and production expenses, (iv) general administrative expenses (for the avoidance of doubt, including in each of the foregoing clauses the net amount payable under the Services Agreement), (v) ten percent (10%) of all amounts paid in respect of advertising other than co-op advertising, and (vi) the net change in prepaid expenses and other assets from the balance at the beginning of an Earn-Out Year and the balance at the end of such Earn-Out Year, to the extent such amounts represent costs or expenses incurred in one period for the benefit of the following period, plus (b) to the extent included in expenses in clause (a) of this definition, the sum of (i) interest expense, (ii) fees and expenses (including prepayment penalties) in connection with financings, (iii) income tax expense (including payments in respect of any tax sharing or other similar agreement) other than international VAT or other similar tax, (iv) depreciation and amortization expense, (v) expenses resulting from FAS 142 or FAS 144, (vi) amortized expenses related to the closing of the transactions contemplated by the Stock Purchase Agreement and the 338(h)(10) Election (as defined in the Stock Purchase Agreement), if any, (vii) any allocation of corporate overhead from Affiliates of the Company or allocation of profit, loss or expenses from Affiliates of the Company, other than those allocations specified in the Services Agreement, (viii) any Losses (as defined in the Stock Purchase Agreement) of the Company which give rise to an indemnity obligation pursuant to the indemnification provisions of the Stock Purchase Agreement, to the extent, and only to the extent, that such indemnity obligations have been honored, (ix) any amounts recovered or recoverable by the Company from insurance, to the extent, and only to the extent, the Loss attributable to such insurance arose in the same period, and (x) any relocation and transition expenses of the Company resulting from the consummation of the transactions contemplated by the Stock Purchase Agreement.  For purposes of clause (b)(x) of this definition, relocation and transition expenses shall include without limitation (i) all Relocation Payments (as such term is defined in the Stock Purchase Agreement) paid by the Company, Purchaser or any of its subsidiaries pursuant to Section 8.2 of the Stock Purchase Agreement, (ii) all relocation expenses reimbursed by the Company or Purchaser pursuant to Section 2(c) of the Employment Agreement, (iii) severance payments paid by the Company, Purchaser or any of its subsidiaries pursuant to Section 8.2 of the Stock Purchase Agreement, (iv) all incremental costs of accounting and other personnel and systems solely related to the transition of the Company’s accounting, information systems, employees, customers, suppliers and the like, (v) all costs related to the closing of the Company’s offices and warehouse in Santa Cruz, California (including any fees or penalties resulting therefrom), the move of the Company’s offices and warehouse to the New York Metropolitan Area and the move of any of the Company’s merchandise to Purchaser’s Los Angeles warehouse, and (vi) any fees or expenses in connection with the preparation of any Contingent Purchase Price Statement or any dispute hereunder, the determination of Net Working Capital under the Stock Purchase Agreement, and any change in the Company’s accounting methods.  Each figure in clauses (a) through (b) of this definition shall be determined on a consolidated basis in accordance with GAAP consistently applied from the Closing Date.

“Employment Agreement” shall mean the employment agreement, dated as of the date hereof, between Purchaser and Seller, executed and delivered simultaneously with the execution and delivery of this Agreement.

“Estimate” shall have the meaning set forth in Section 4(b) hereof.

“Final Contingent Purchase Price Statement” shall have the meaning set forth in Section 3(c) hereof.

“Final Financial Statements” shall have the meaning set forth in Section 3(c) hereof.

“Financial Statements” means for any Earn-Out Year, unaudited financial statements for the Company for such Earn-Out Year, which shall be prepared in accordance with GAAP.

“GAAP” shall mean United States generally accepted accounting principles, as in effect on the date of this Agreement, consistently applied.

“Good Reason” shall have the meaning set forth in the Employment Agreement.

“Gross Sales” shall mean the total invoiced amount of products, including but not limited to seconds and close-outs and including the amount of sales of products on the www.bigbuddha.com website, and excluding any insurance or freight invoiced as a separate line item.

“Independent Accounting Firm” shall have the meaning set forth in Section 3(b) hereof.

“Intercompany Transaction” shall have the meaning set forth in Section 8 hereof.

“Net Sales” shall mean Gross Sales, less (i) returns by customers and (ii) allowances and trade discounts granted, including co-op allowances, markdown allowances and any other chargebacks provided for in the books, records and financial statements of a company.

 “Net Sales Target” shall have the meaning set forth in Section 2(e) hereof.

“Net Sales Target Amount” shall have the meaning set forth in Section 2(e) hereof.

“Notice of Set-Off Dispute” shall have the meaning set forth in Section 5(b) hereof.

“Person” shall mean an individual, partnership, venture, unincorporated association, organization, syndicate, corporation, limited liability company, or other entity, trust, trustee, executor, administrator or other legal or personal representative or any government or any agency or political subdivision thereof.

“Prime Rate” shall mean the rate of interest that The JPMorgan Chase Bank (or its successor and assign) announces from time to time as its prime lending rate as then in effect, or if no such rate is announced by The JPMorgan Chase Bank (or its successor or assign), the prime lending rate announced by a New York City money center bank selected by Purchaser and reasonably acceptable to the Seller.

“Purchaser” shall have the meaning set forth in the preamble.

“Revised Contingent Purchase Price Statement” shall have the meaning set forth in Section 3(b) hereof.

“Revised Financial Statements” shall have the meaning set forth in Section 3(b) hereof.

“Rules” shall have the meaning set forth in Section 18 hereof.

“Seller” shall have the meaning set forth in the preamble.

“Services Agreement” shall mean that certain services agreement, dated as of the date hereof, among Purchaser, Seller and the Company.

“Set-Off Notice” shall have the meaning set forth in Section 5(b) hereof.

“Set-Off Review Period” shall have the meaning set forth in Section 5(b) hereof.

“Stock Purchase Agreement” shall have the meaning set forth in the recitals.

2.   Contingent Purchase Price Calculation.

(a)   2010 Contingent Purchase Price Payment. The aggregate amount of the contingent purchase price payment payable to Seller with respect to the 2010 Earn-Out Year (the “2010 Contingent Purchase Price Payment”) shall equal the sum of (x) 70% of the EBITDA for the 2010 Earn-Out Year, plus (y) the Additional Contingent Amount (as defined below) for the 2010 Earn-Out Year

(b)   2011 Contingent Purchase Price Payment. The aggregate amount of the contingent purchase price payment payable to Seller with respect to the 2011 Earn-Out Year (the “2011 Contingent Purchase Price Payment”) shall equal the sum of (x) 70% of the EBITDA for the 2011 Earn-Out Year, plus (y) the Additional Contingent Amount for the 2011 Earn-Out Year.

(c)   2012 Contingent Purchase Price Payment. The aggregate amount of the contingent purchase price payment payable to Seller with respect to the 2012 Earn-Out Year (the “2012 Contingent Purchase Price Payment”) shall equal the sum of (x) 70% of the EBITDA for the 2012 Earn-Out Year, plus (y) the Additional Contingent Amount for the 2012 Earn-Out Year.

(d)   As used in this Agreement, the term “Additional Contingent Amount” shall mean, with respect to any given Earn-Out Year, the total of (i) 2.0% of the total amount of retail Net Sales in such Earn-Out Year of “Big Buddha” brand handbags sold in Purchaser’s retail stores or on Purchaser’s website, plus (ii) 2.5% of the total amount of wholesale Net Sales in such Earn-Out Year of “Big Buddha” brand handbags sold outside of the United States, plus (iii) 2.5% of the total amount of wholesale Net Sales in such Earn-Out Year of “Big Buddha”

brand merchandise other than handbags, plus (iv) 2.0% of the total amount of wholesale Net Sales in such Earn-Out Year of any private label merchandise sold by Purchaser using the same design as any “Big Buddha” brand handbags.  For purposes of clarity, any amounts included in the preceding clauses (i) through (iv) shall not be included in the Net Sales of the Company.

(e)   In the event that the Company achieves Net Sales of fifty million dollars ($50,000,000) in any single Earn-Out Year (the “Net Sales Target”), there shall be a one-time addition to the Contingent Purchase Price Payment for the first Earn-Out Year in which the Net Sales Target is achieved in an amount equal to two million five hundred thousand dollars ($2,500,000) (the “Net Sales Target Amount”).  For the avoidance of doubt, to the extent that the Net Sales Target Amount is included in a Contingent Purchase Price Payment for any Earn-Out Year in accordance with the preceding sentence, no similar addition shall be made to any subsequent Contingent Purchase Price Payments pursuant to this Agreement.

(f)   For the avoidance of doubt, the parties acknowledge that (i) no Contingent Purchase Price Payment shall ever be less than zero, and (ii) each Contingent Purchase Price is payable whether or not Seller is employed by Purchaser or the Company at any time during or after the applicable Earn-Out Year.

(g)   Notwithstanding anything to the contrary in this Agreement, in the event that, prior to the end of the 2012 Earn-Out Year, Seller’s employment with Purchaser is terminated (a) by Purchaser without Cause or by Seller for Good Reason or (b) following a Change of Control of Purchaser, the Contingent Purchase Price Payment payable to Seller hereunder in respect of the Earn-Out Year in which such employment is terminated and in respect of each Earn-Out Year thereafter through the 2012 Earn-Out Year shall be equal to the greater of (x) (I) if one of the events described in clause (a) or (b) occurs in the 2010 Earn-Out Year, $1,200,000, or (II) if any one of the events described in clause (a) or (b) occurs in the 2011 Earn-Out Year or the 2012 Earn-Out Year, 50% of the Contingent Purchase Price Payment paid to Seller with respect to the prior Earn-Out Year, and (y) the Contingent Purchase Price Payment calculated in accordance with Section 2(a), 2(b) or 2(c) hereof, as applicable.

(h)   Notwithstanding anything to the contrary herein, in the event that the employment of Seller is terminated by Purchaser without Cause or by Seller with Good Reason and the Company employs another executive or executives to replace Seller, than any excess of the compensation and benefits of the executive(s) employed to replace Seller over the amounts that would have been payable to Seller pursuant to the Employment Agreement had Seller remained employed by Purchaser shall be disregarded for purposes of the calculation of EBITDA pursuant to this Agreement, regardless of the actual amount of such compensation and benefits.

3.   Contingent Purchase Price Statement; Dispute.

(a)   As promptly as practicable, but in any event within seventy-five (75) days after the end of each Earn-Out Year, Purchaser shall prepare and deliver to Seller (and the Company shall provide Purchaser with all assistance as may be reasonably requested by Purchaser in connection with such preparation) (i) Financial Statements for such Earn-Out Year, (ii) a statement of the Contingent Purchase Price Payment for such Earn-Out Year, which shall explain in reasonable detail the calculations of EBITDA for such Earn-Out Year (a “Contingent Purchase Price Statement”) and (iii) reasonable supporting documentation sufficiently detailed to enable Seller to verify the amounts set forth in such Financial Statements and Contingent Purchase Price Statement.

(b)   Seller may dispute such Financial Statements and/or Contingent Purchase Price Statement for such Earn-Out Year by sending a written notice (a “Dispute Notice”) to Purchaser within thirty (30) days after Purchaser’s delivery of all of the items specified in Section 3(a) to the Seller.  The Dispute Notice shall identify each disputed item on the Financial Statements or Contingent Purchase Price Statement, specify the amount of such dispute and set forth in reasonable detail the basis for such dispute.  In the event of any such disputes, Purchaser and Seller shall attempt, in good faith, to reconcile the items identified in the Dispute Notice and any related items that may arise during the process described in this Section 3(b) (including providing information that is reasonably requested to the other party), and any resolution by them as to any disputed items shall be final, binding and conclusive on the parties and shall be evidenced by a writing signed by Purchaser and Seller, including, as appropriate, revised Financial Statements (“Revised Financial Statements”) and/or a revised Contingent Purchase Price Statement (a “Revised Contingent Purchase Price Statement”) reflecting such resolution.  If Purchaser and Seller are unable to reach such resolution within twenty (20) days after Seller’s delivery of the Dispute Notice to Purchaser, then Purchaser and Seller shall promptly submit any remaining disputed items for final binding resolution to any independent accounting firm mutually acceptable to Purchaser and Seller (which accounting firm has not, within the prior twenty-four (24) months, provided services to Purchaser, Seller or the Company or any Affiliate of any of them).  If Purchaser and Seller are unable to agree upon an independent accounting firm within thirty (30) days, an independent accounting firm selected by Purchaser (which accounting firm has not, within the prior twenty-four (24) months, provided services to Purchaser or the Company or any Affiliate of either of them) and an independent accounting firm selected by Seller (which accounting firm has not, within the prior twenty-four (24) months, provided services to Seller or the Company or any Affiliate of either of them) shall select an independent accounting firm that has not, within the prior twenty-four (24) months, provided services to Purchaser, Seller or the Company or any Affiliate of any of them.  Such independent accounting firm mutually agreed upon by Purchaser and Seller or selected by the procedure referenced in the immediately preceding sentence, as the case may be, is hereinafter referred to as the “Independent Accounting Firm.”  If any remaining disputed items are submitted to an Independent Accounting Firm for resolution, (A) each party will furnish to the Independent Accounting Firm such workpapers and other documents and information relating to the remaining disputed items as the Independent Accounting Firm may request and are available to such party, and each party will be afforded the opportunity to present to the Independent Accounting Firm any material relating to the disputed items and to discuss the resolution of the disputed items with the Independent Accounting Firm; (B) each party will use its good faith commercially reasonable efforts to cooperate with the resolution process so that the disputed items can be resolved within forty-five (45) days after submission of the disputed items to the Independent Accounting Firm; (C) the determination by the Independent Accounting Firm, as set forth in a written notice to Purchaser and Seller (which written notice shall include, as appropriate, Revised Financial Statements and/or a Revised Contingent Purchase Price Statement), shall be final, binding and conclusive on the parties absent manifest error; and (D) the fees and disbursements of the Independent Accounting Firm shall be allocated by the

Independent Accounting Firm between Purchaser and Seller in the same proportion that the aggregate dollar amount of the disputed items submitted to the Independent Accounting Firm that are unsuccessfully disputed by Seller (as finally determined by the Independent Accounting Firm) bears to the total amount of all disputed items submitted to the Independent Accounting Firm.  By way of illustration, if Seller disputes $500,000 of items, and the Independent Accounting Firm determines that Seller’s position is correct as to $400,000 of the disputed items, then Purchaser would bear 80 percent and Seller would bear 20 percent of such fees and disbursements.

(c)   The Financial Statements for such Earn-Out Year and the Contingent Purchase Price Statement or, if either have been adopted pursuant to Section 3(b), the Revised Financial Statements and/or the Revised Contingent Purchase Price Statement, shall be deemed to be final, binding and conclusive on Purchaser and Seller (“Final Financial Statements” and “Final Contingent Purchase Price Statement”) upon the earliest of (A) the failure of Seller to deliver to Purchaser the Dispute Notice within thirty (30) days after Purchaser’s delivery to Seller of all of the items specified in Section 3(a) for such Earn-Out Year; (B) the resolution by Purchaser and Seller of all disputes, as evidenced by, as appropriate, Revised Financial Statements and/or a Revised Contingent Purchase Price Statement; and (C) the resolution by the Independent Accounting Firm of all disputes, as evidenced by, as appropriate, Revised Financial Statements and/or a Revised Contingent Purchase Price Statement.  Any Contingent Purchase Price Payment based on Final Financial Statements and a Final Contingent Purchase Price Statement shall be made in accordance with Section 4 hereof.

4.   Contingent Purchase Price Payments.

(a)   Each Contingent Purchase Price Payment shall be paid and payable by Purchaser or the Company to Seller with respect to each Earn-Out Year and shall be paid on a date or dates selected by Purchaser that results in the payment of such Contingent Purchase Price Payment to Seller in full on or before the tenth (10th) Business Day after the later of (x) the date on which the Final Financial Statements and Final Contingent Purchase Price Statement are deemed final, binding and conclusive for such Earn-Out Year pursuant to Section 3(c) and (y) the conclusion of the negotiation period with respect to any set-off pursuant to Section 5 (such date, the “Applicable Contingent Purchase Price Payment Date”).  In the event that any amounts due under this Section 4 shall not be paid to Seller on or before the Applicable Contingent Purchase Price Payment Date, such amounts shall bear interest, calculated from the Applicable Contingent Purchase Price Payment Date until the date such amounts are paid to Seller, at a rate per annum equal to the Prime Rate, calculated and payable monthly, compounded monthly.  Each Contingent Purchase Price Payment shall be paid in cash and shall be made by wire transfer of immediately available funds to an account or accounts designated at least two (2) Business Days prior to the applicable payment date by Seller in writing.

(b)   Notwithstanding the foregoing, on or before December 1 of each Earn-Out Year, Purchaser or the Company shall deliver to Seller (i) Purchaser’s good faith estimate of the Contingent Purchase Price Payment amount for the nine month period beginning on April 1 and ending on December 31 of such Earn-Out Year (the “Estimate”) and (ii) payment in an amount equal to 75% of the applicable Estimate, which payment shall be an advance on the Contingent

Purchase Price Payment for such Earn-Out Year (the “Advance Payment”).  On the Applicable Contingent Purchase Price Payment Date for each Earn-Out Year:

(i)   if the Contingent Purchase Price Payment calculated in accordance with Section 2(a) hereof for such Earn-Out Year exceeds the total amount paid to Seller in respect of the Advance Payment for the nine month period beginning on April 1 and ending on December 31 of such Earn-Out Year, Purchaser or the Company shall pay to Seller with respect to such Earn-Out Year the balance of the Contingent Purchase Price Payment for such Earn-Out Year, calculated as an amount equal to (x) the Contingent Purchase Price Payment calculated in accordance with Section 2(a) hereof for such Earn-Out Year, minus (y) the total amount paid to Seller in respect of the Advance Payment for the nine month period beginning on April 1 and ending on December 31 of such Earn-Out Year; or

(ii)   if the Contingent Purchase Price Payment calculated in accordance with Section 2(a) hereof for such Earn-Out Year is less than the total amount paid to Seller in respect of the Advance Payment for the nine month period beginning on April 1 and ending on December 31 of such Earn-Out Year, Seller shall refund to Purchaser with respect to such Earn-Out Year an amount equal to (x) the total amount paid to Seller in respect of the Advance Payment for the nine month period beginning on April 1 and ending on December 31 of such Earn-Out Year, minus (y) the Contingent Purchase Price Payment calculated in accordance with Section 2(a) hereof for such Earn-Out Year.

5.   Set-Off Rights.

(a)   Notwithstanding any provision of this Agreement to the contrary, the parties hereby acknowledge and agree that, in addition to any other right hereunder, Purchaser shall have the right, but not the obligation, from time to time to set off against any Contingent Purchase Price Payment required to be paid by Purchaser to Seller pursuant to this Agreement any amounts owed at such time by Seller to the Company or to Purchaser (or any of its Affiliates) hereunder or pursuant to the Stock Purchase Agreement.

(b)   If Purchaser elects to exercise its set-off rights hereunder against any amounts otherwise required to be paid by Purchaser to Seller pursuant to this Agreement, it shall give Seller written notice of such election (the “Set-Off Notice”) no later than the date on which the Final Financial Statements and Final Contingent Purchase Price Statement are deemed final, binding and conclusive pursuant to Section 3(d), which Set-Off Notice shall include the amount to be set off and a reasonable description of the circumstances giving rise to Purchaser’s entitlement to such set-off.  Seller shall have thirty (30) days after receipt of such Set-Off Notice to review such Set-Off Notice (the “Set-Off Review Period”), and in the event that Seller has any objections or challenges to the exercise of the set-off right of Purchaser, Seller shall submit a single written notice of set-off dispute (“Notice of Set-Off Dispute”) to Purchaser during such Set-Off Review Period, specifying in reasonable detail the nature of any asserted objections or challenges.  In the event that Seller does not submit a Notice of Set-Off Dispute within thirty (30) days of Purchaser’s delivery of the Set-Off Notice, it shall be conclusively presumed that Seller and the Company do not object to such Set-Off Notice and such Set-Off Notice shall be deemed to be final, binding and conclusive on the parties.   In the event of any such dispute, Seller and Purchaser shall negotiate in good faith to resolve such dispute for thirty (30) days after receipt by Purchaser of the Notice of Set-Off Dispute.  If Seller and Purchaser are unable to resolve such dispute within such 30-day period, the amount payable by Purchaser to Seller shall automatically be reduced by the amount set forth in the Set-Off Notice.  In the event that there is a final determination that Seller did not owe the Company or Purchaser (or any of its Affiliates) the amount that has been set off, Purchaser shall promptly repay to Seller all such amounts that are so determined to have been incorrectly set off, plus interest, calculated from the date of set-off until the date such amount is paid to Seller, at a rate per annum equal to the Prime Rate, calculated and payable monthly, compounded monthly.  For purposes of this Section 5, a determination shall be final if any and all appeals therefrom shall have been resolved or if thirty (30) days shall have passed from the rendering of such determination (or of any determination of appeal therefrom) and no party shall have commenced any appeal therefrom.

(c)   In the case of any such set-off by Purchaser pursuant to this Section 5, Seller’s obligation to make such payment (or any portion thereof) shall be deemed satisfied and discharged to the extent of such set-off.  The exercise of such right of set-off by Purchaser in good faith, whether or not finally determined to be justified, will not constitute a breach under this Agreement or the Stock Purchase Agreement.

6.   Covenants of Purchaser.  Purchaser hereby covenants and agrees that, from the Closing Date until the earlier of (i) the termination of this Agreement or (ii) the end of the 2012 Earn-Out Year, it will (x) maintain the Company as a division of Purchaser, which will maintain appropriate accounting books and records necessary to calculate amounts payable hereunder, and (y) not change the name of such division to a name that does not include the words “Big Buddha” without Seller’s prior consent, which consent shall not be unreasonably withheld.

7.   Corporate Governance During Earn-Out Period.  Seller and Purchaser agree that until the earlier of the termination of this Agreement or the end of the 2012 Earn-Out Year, the Company shall be managed in accordance with the following provisions:

(a)   The Board of Directors of the Company (the “Board of Directors”) shall consist of the same three (3) persons, and Purchaser will vote the Company’s common stock owned by it in favor of the election of two (2) designees of Purchaser and one (1) designee of Seller, provided that during his term of employment with the Company, the designee of Seller shall be himself.  Except as specifically provided for in Sections 7(b) or 7(c) hereof, the Board of Directors or its designee shall have authority to control all of the operations of the Company.

(b)   Notwithstanding the provisions of Section 7(a) to the contrary, the following actions shall not be taken without the mutual consent of Seller, on the one hand, and Purchaser or the Board of Directors, on the other hand: (i) entering into any transaction with any Affiliate of Purchaser or the Company or any officer or director of Purchaser or the Company or their respective Affiliates (including family members), other than compensation arrangements in the ordinary course operations of the Company consistent with past practice or as provided in the Services Agreement, (ii) voluntarily liquidating or dissolving the Company, (iii) filing of a petition under bankruptcy or other insolvency laws, or admitting in writing that the Company is bankrupt, insolvent or generally unable to pay its debts as they become due, (iv) issuing any capital stock or other securities of the Company or granting any option or other right to acquire any capital stock or other securities of the Company, (v) selling all or substantially all of the stock or assets of the Company to a third party that is not a one-hundred percent (100%)-owned subsidiary of Purchaser or Purchaser itself (other than sales of inventory in the ordinary course of business consistent with the Company’s past practices) or engaging in a merger transaction (other than mergers solely for the purpose of reincorporating the Company in the state of Delaware), or (vi) ceasing the design, marketing, sale or distribution of handbags.  For the avoidance of doubt, it is acknowledged and agreed among the parties hereto that the restrictions set forth in clause (v) above shall not apply to a sale of all or substantially all of the stock or assets of Purchaser or any Affiliate of Purchaser (other than the Company) or the engagement by Purchaser or any Affiliate of Purchaser (other than the Company) in any merger transaction.  Furthermore, neither Purchaser nor the Company may, or may cause any of its Affiliates to, take any action or enter into any transaction that is primarily intended to adversely affect any of the Contingent Purchase Price Payments payable under this Agreement, provided that such prohibition shall not restrict Purchaser or any of its Affiliates from manufacturing, selling and distributing any products, including handbags.

(c)   Notwithstanding the provisions of Sections 7(a) or 7(b) to the contrary, if Purchaser proposes to design, market, distribute or sell a brand or line of handbags that is a derivative of the “Big Buddha” brand through the “Big Buddha” division, Purchaser shall provide to Seller a one-time opportunity to elect to have such brand or line taken into account for purposes of calculating EBITDA and/or Net Sales hereunder (an election to have such brand or line so taken into account, “Opting In”, and an election not to have such brand or line so taken into account, “Opting Out”).  If Seller “Opts In” with respect to any such brand or line, then such brand or line shall be taken into account for purposes of calculating EBITDA and/or Net Sales hereunder.  If Seller “Opts Out” with respect to any such brand or line, then such brand or line shall not be taken into account for purposes of calculating EBITDA and/or Net Sales hereunder.  For the avoidance of doubt, such election by Seller with respect to any brand or line shall be deemed final, binding and conclusive and Seller shall not have the right to change such election at any time thereafter.  Notwithstanding the foregoing, Purchaser shall have the right to use all Company IP Rights (as defined in the Stock Purchase Agreement) in the design, marketing, distribution or sale of such brand or line.

(d)   Seller and the appropriate designees of Purchaser shall consult regularly (but in any event at least quarterly) with each other to mutually agree on EBITDA and revenue goals.

(e)   Purchaser shall, subject to Purchaser’s then existing policies, practices and procedures consistently applied to the Company and to all domestic subsidiaries or divisions of Purchaser, consult with Seller with respect to the following:  (i) the determination of the compensation and benefits payable to the Company’s employees, (ii) the strategic direction and budget of the Company, (iii) accepting new customers and terminating existing customers, (iv) hiring, promoting or terminating employees of the Company or transferring Company employees from or to Purchaser or one of its Affiliates, (v) designing, selling, marketing or otherwise distributing products to historical and prospective customers of the Company, and (vi) terminating existing suppliers or engaging new suppliers; provided that all decisions with respect to the foregoing shall be in Purchaser’s sole discretion.

(f)   In the event that the employment of Seller is terminated by the Company, including, without limitation, due to his death or disability, (i) he may be removed from the Board of Directors and (ii) all decisions regarding the Company shall be at the sole discretion of Purchaser or its designees and the Company shall thereafter be operated by Purchaser in a manner determined in its sole discretion; provided that neither Purchaser nor the Company may take or omit to take any action that is primarily intended to adversely affect any of the Contingent Purchase Price Payments under this Agreement.

(g)   Purchaser shall provide to the Company adequate working capital to facilitate its operations, as determined by the Board of Directors.

8.   Intercompany Transactions and Other Activities During Earn-Out Period.  For purposes of determining any Contingent Purchase Price Payment payable under this Agreement, Seller and Purchaser agree that until the earlier of the termination of this Agreement or the end of the 2012 Earn-Out Year, (a) sales of company products to Purchaser for sale in Purchaser’s retail stores or on Purchaser’s website shall be priced at cost, and (b) all other transactions between the Company, on the one hand, and Purchaser or any of its subsidiaries (excluding the Company), on the other hand (each an “Intercompany Transaction”), shall be at cost or market, whichever is lower, or shall be adjusted to be upon fair and reasonable terms no less favorable to either party than would be obtained in a comparable arm’s-length transaction with an unaffiliated third Person.  The parties acknowledge and agree that the Services Agreement is or will be on arm’s-length terms.

9.   Term.  This Agreement shall be effective on the Closing Date, if one occurs, and shall continue until the payment of all Contingent Purchase Price Payments pursuant to Section 4.

10.   Assignment; Binding Nature.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Seller.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, personal representatives, legatees, successors and permitted assigns.

11.   Amendment.  This Agreement may be modified or amended only by an instrument in writing, duly executed by Purchaser, on the one hand, and Seller, on the other hand.

12.   Notices.  All notices, demands and communications of any kind which any party hereto may be required or desires to serve upon another party under the terms of this Agreement shall be in writing and shall be given by:  (a) personal service upon such other party; (b) mailing a copy thereof by certified or registered mail, postage prepaid, with return receipt requested; (c) sending a copy thereof by Federal Express or equivalent courier service; or (d) sending a copy thereof by facsimile, in each case addressed as follows:

If to the Company:

Big Buddha, Inc.
2853 Mission Street
Santa Cruz, California 95060
Attention:  Jeremy Bassan
Facsimile:  (831) 421-9805

with copies to:

Sonnenschein Nath & Rosenthal LLP
525 Market Street, 26th Floor
San Francisco, California 94105
Attention:  Stafford Matthews, Esq.
Facsimile No.: (415) 882-0300

If to Seller:

Jeremy Bassan
208 Woodrow Avenue
Santa Cruz, California 95060

with copies to:

Sonnenschein Nath & Rosenthal LLP
525 Market Street, 26th Floor
San Francisco, California 94105
Attention:  Stafford Matthews, Esq.
Facsimile No.: (415) 882-0300

If to Purchaser:

Steven Madden, Ltd.
52-16 Barnett Ave.
Long Island City, New York 11104
Attention:  Awadhesh Sinha
Facsimile:  (718) 446-5599

with copies to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
United States of America
Attention:  James A. Grayer, Esq.
Facsimile:  (212) 715-8000

In the case of service by Federal Express or equivalent courier service or by facsimile or by personal service, such service shall be deemed complete upon delivery or transmission, as applicable.  In the case of service by mail, such service shall be deemed complete on the fifth Business Day after mailing.  The addresses and facsimile numbers to which, and persons to whose attention, notices and demands shall be delivered or sent may be changed from time to time by notice served as hereinabove provided by any party upon any other party.

13.   Governing Law; Jurisdiction.  This Agreement and all the transactions contemplated hereby, and all disputes between the parties under or related to the Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by, and construed and enforced in accordance with, the laws of the State of New York including, without limitation, Section 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327.

14.   Negotiated Agreement.  Purchaser and Seller acknowledge that they have been advised and represented by counsel in the negotiation, execution and delivery of this Agreement and accordingly agree that if an ambiguity exists with respect to any provision of this Agreement, such provision shall not be construed against any party because such party or its representatives drafted such provision.

15.   Severability.  If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any arbitrator to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law. If the final determination of an arbitrator declares that any item or provision hereof is invalid or unenforceable, the parties hereto agree that the arbitrator making the determination of invalidity or unenforceability shall have the power, and is hereby directed, to reduce the scope, duration or area of the term or provision, to delete specific words or phrases and to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

16.   Headings.  The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

17.   Counterparts; Facsimile.  For the convenience of the parties, any number of counterparts hereof may be executed, each such executed counterpart shall be deemed an original, and all such counterparts together shall constitute one and the same instrument.  Facsimile or electronic transmission of any signed original counterpart and/or retransmission of any signed facsimile or electronic transmission shall be deemed the same as the delivery of an original.

18.   Arbitration.  Except as otherwise set forth in Section 3(b) hereof, if any dispute or difference of any kind whatsoever shall arise between the parties to this Agreement (each a “Disputing Party”) in connection with or arising out of this Agreement, or the breach, termination or validity thereof (a “Dispute”), then, on the demand of any Disputing Party, the Dispute shall be finally and exclusively resolved by arbitration in accordance with the

Commercial Arbitration Rules of the AAA (the “Rules”) then in effect, except as modified herein.  The arbitration shall be held, and the award shall be issued in, the State of New York.  There shall be one neutral arbitrator appointed by agreement of the Disputing Parties within thirty (30) days after receipt by respondent of the demand for arbitration.  If such arbitrator is not appointed within the time limit provided herein, on the request of any Disputing Party, an arbitrator shall be appointed by the AAA by using a list striking and ranking procedure in accordance with the Rules.  Any arbitrator appointed by the AAA shall be a retired federal judge or a practicing attorney with no less than fifteen years of experience and an experienced arbitrator with no less than five completed prior arbitrations relating to the purchase and sale of a wholesale business.  By agreeing to arbitration, the Disputing Parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award.  Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitrator shall have full authority to grant provisional remedies and to direct the Disputing Parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Disputing Party to respect the arbitrator’s orders to that effect.  Any arbitration proceedings, decisions or awards rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq.  In arriving at a decision, the arbitrator shall be bound by the terms and conditions of this Agreement and shall apply the governing law of this Agreement as designated in Section 13.  The arbitrator is not empowered to award damages in excess of compensatory damages, and each Disputing Party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute.  The award shall provide that the fees and expenses of the arbitration (including the fees of the AAA, the fees and expenses of the arbitrator and attorneys’ fees of the prevailing Disputing Party) shall be allocated based on the proportion that the aggregate amount of disputed items submitted to arbitration that are unsuccessfully disputed by each Disputed Party (as finally determined by the arbitrator) bears to the total amount of all disputed items submitted to arbitration.  The award, which shall be in writing and shall, on the written request of any Disputing Party, state the findings of fact and conclusions of law upon which it is based, shall be final and binding on the Disputing Parties and shall be the sole and the exclusive remedy between the Disputing Parties regarding any claims, counterclaims, issues or accountings presented to the arbitral tribunal.  Judgment upon any award may be entered in any court of competent jurisdiction located in the State of New York, and the parties hereby consent to the exclusive jurisdiction of the courts located in the State of New York.  All arbitration proceedings and resulting arbitration awards shall be strictly confidential and shall not be disclosed by the Disputing Parties to anyone, except to the extent necessary to disclose to compel arbitration, enforce any arbitration award or for accounting and financial reporting or to comply with reporting obligations under applicable securities laws and regulations.

19.   Entire Agreement.  This Agreement, the Stock Purchase Agreement, the Services Agreement and the Employment Agreement, including all schedules and exhibits hereto and thereto, contain the entire understanding of the parties hereto with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

               COMPANY:

                BIG BUDDHA, INC.

                By: /s/ Jeremy Bassan
               Name: Jeremy Bassan
               Title:   President

               PURCHASER:

                STEVEN MADDEN, LTD.

                By: /s/ Edward Rosenfeld
               Name: Edward Rosenfeld
               Title:   Chief Executive Officer

               SELLER:

               /s/ Jeremy Bassan
                Jeremy Bassan